Exhibit 99.2

FIRST HARVEST CORP AND CANNAVOICES, INC. ANNOUNCE COMPLETION OF SHARE EXCHANGE TRANSACTION

Tampa. Florida – February 10,  2017 – First Harvest Corp. (OTC:HVST) (the “Company” or “First Harvest”) announced today that it has entered into and closed an agreement and plan of merger and reorganization with CV Acquisition Corp., a wholly-owned subsidiary of the Company and Cannavoices, Inc. (“Cannavoices”). Pursuant to the Merger Agreement, effective on the closing date, CV Acquisition Corp. merged with and into Cannavoices, such that Cannavoices, the surviving corporation, became a wholly-owned subsidiary of First Harvest.

Cannavoices Business Overview:

Cannavoices is a platform for technology, media and gaming with a focus on the cannabis industry and emerging growth sectors.  Cannavoices plans to generate revenue primarily through in-app sales of virtual goods, affiliate ecommerce sales promoted by celebrities highlighted on its platform, and through advertising services.

The ecosystem spans mobile gaming, digital and social media, ecommerce sales and education. Cannavoices is developing a digital media services platform (the “Platform”) as a way for niche cannabis-related companies, as well as mainstream advertisers, to reach a pro-cannabis audience. The Platform addresses the communication challenge between pro-legalization supporters of medical and recreational cannabis and advertisers that want to reach this growing demographic.

To reach the pro-cannabis target audience, the Platform currently consists of two elements:

Hemp Inc. - A mobile gaming app known as Hemp Inc. (the “Game”) is a business strategy, role-playing game providing the user the experience of growing and dispensing cannabis in a virtual environment. It is a strategy-based game that mimics the real life cannabis culture and serves as a platform for advertising and ecommerce sales. This unique, entrepreneurial game is similar in format to a FarmVille® or Clash Royaletm type game for mobile gamers to develop, grow and dispense virtual cannabis and interact with celebrities and advertisers’ “brands” within the game. The celebrities participate as avatars, which ties to the Game’s revenue model.

Future updates are planned for the “Augmented Reality” and “Virtual Reality” markets and technology. This will allow for players to engage one another in a AR/VR styled world and imagine themselves growing, buying, selling, building and incorporating real world dispensaries and delivery partners as well.

The development team for the Game is led by Danny Hammett, the former Executive Vice President at Activision. Mr. Hammett was responsible for their intellectual property development and product launches, including creation of such iconic games as - Call of Duty, Big Game Hunter, Tony Hawk, Spiderman and Toy Story. He has put together a team of developers with experience at such gaming and technology companies as Activision, Sega, MiniClip and DropBox.

The Game is currently available for download on iTunes and is expected to be available on the Google Play Store in the first quarter of 2017. It is a sales platform that uses a viral marketing strategy to take advantage of the social media reach of the celebrities in the Game and the popularity of the cannabis legalization movement. This allows the Game to build its user base with a low acquisition cost.

www.cannavoices.com - A member-based social media platform for subscribers to participate in an open forum with other pro-cannabis supporters in an interactive social media platform.

Within this one platform, members share cannabis-related news, events, culture, technology, business insights, and inspiration while networking with like-minded individuals. Each member builds a unique personal profile by sharing and documenting his individual voice and journey into realizing the benefits of cannabis. Cannavoices also intends to publish, through this platform, a quarterly on-line magazine with content designed using an elegant, enlightened theme to promote more social acceptance of cannabis. We believe this model has a broad appeal to cannabis-affinity groups and will be an advertising revenue model.

Kevin Gillespie, President and Chief Executive Officer of First Harvest said, “This is an important corporate milestone for our Company.  We believe combining three of the fastest growing business sectors – cannabis, social media and mobile gaming, along with our world-class development team led by the former Executive Vice President of Activision, together with our promotional celebrities and entities, and our Platform, can become a premiere advertising medium in the cannabis industry.”

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Investors should read the risk factors set forth in the Current Report on Form 8-K to be filed with the SEC on or about February 10, 2017 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.  The information set forth herein speaks only as of the date hereof.

Contact:

First Harvest Corp.
Kevin Gillespie, President and Chief Executive Officer
(877) 749-5909 x103
Kevin@firstharvestcorp.com
www.firstharvestcorp.com